Exhibit 10.42
January 9, 2023
VIA ELECTRONIC MAIL (davidapelian@gmail.com)
David Apelian, MD, PhD, MBA
3 Old Beach Glen Road
Boonton, New Jersey 07005
Re:    Interim CEO Employment Terms
Dear Dr. Apelian,
Eiger BioPharmaceuticals, Inc. (“Eiger” or the “Company”) is pleased to offer employment to you on the following terms of this Offer Letter Agreement (“Agreement”):
Duties
You will be employed as the Interim Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (“Board”). During the Term of Employment, unless agreed to otherwise by the Company and you, you will be permitted to work primarily from your home located in New Jersey, provided that you may be required to travel in connection with your duties to the Company, including without limitation to the Company’s facility located in Palo Alto, California, and international locations.
During the Term of Employment, you shall have the duties, authorities, and responsibilities as are required by your position, and such other duties, authorities, and responsibilities as may reasonably be assigned to you that are not inconsistent with your position as Interim Chief Executive Officer of the Company. You must devote, full time, your effort, attention, and energies to the performance of your duties on behalf of the Company during the Term of Employment (as defined below). During the Term of Employment, you may not directly or indirectly (i) engage, undertake, or, except as described at the end of this sentence, have an economic or ownership interest in any other employment or business, or (ii) become a director, officer, employee, agent, consultant, member, or partner of any other person or entity, provided that you may (w) participate in charitable, social, and civic activities, (x) manage personal investments for yourself and your immediate family members (subject to any then-in-effect applicable policies, rules, regulations, and codes of the Company), (y) hold (for investment purposes only and subject to any then-in-effect applicable policies, rules, regulations, and codes of the Company) marketable securities quoted at the time of acquisition on a recognized stock exchange in the United States or elsewhere being collectively not more than 2% of the issued share capital or units of a listed company or trust, and (z) retain the ownership interest (current stock options or stock of the company when exercised) you hold in BlueSphere Bio as of the date of this Agreement (subject to any capitalization modification that may occur).
Compensation and Benefits
Your salary will be $627,000 per year ($52,250 monthly), less applicable payroll deductions and withholdings, during the Term of Employment. You will be paid semi-monthly, or in accordance with the Company’s compensation practices for other employees in place at the time. Your base salary shall serve as full compensation for your services to the Company during the Term of Employment. Without limiting the foregoing, you will remain a director on the Board during the Term of Employment, but, in accordance with the Company’s policies, will not be entitled to any director fees or additional compensation for your role as a director.
In addition, beginning with respect to calendar year 2023, you will be eligible for an annual bonus, targeted at 60% of your base salary, subject to applicable payroll deductions and withholdings (“Bonus”). Whether you receive this Bonus, and the amount of any such Bonus, will be determined by the Company in its sole discretion based upon your performance, the Company’s performance, and such other criteria that the Board (or committee thereof) deems relevant in its sole discretion and will be prorated for any partial year during which you are employed (determined by multiplying the amount of such Bonus that would be due for the full year by a fraction, the numerator of which is the number of days during the year of termination that you are employed by the Company and the denominator of which is 365). Except as provided below, any Bonus shall be paid within thirty (30) days after the Company’s determination that a Bonus shall be awarded or, if later, at the same time bonuses for such year are paid to other senior executives of the Company. Notwithstanding the foregoing, in no event will the Bonus be paid later than March 15 of the year following the year to which the Bonus relates. To be eligible for a Bonus, you must remain employed by the Company as of the date on which the applicable Bonus is paid or, with respect to the Bonus associated with the Company’s 2023 year only, have been terminated by the Company without Cause, have resigned your employment for Good Reason, or have resigned due to the Company’s appointment of a full-time non-interim Chief Executive Officer. If you are terminated or resign in 2023 under any of the circumstances described in the immediately preceding sentence, your Bonus for 2023 will be calculated based on your pro-rata target bonus and paid within thirty (30) days of the date of termination of your employment. You will not be eligible for a Bonus if there exists a basis (as determined by the Board in its reasonable judgment) to terminate your employment for Cause as of the date the Bonus is awarded or paid.
As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and, without additional compensation, for such extended hours or additional time as appropriate to manage your responsibilities.
During your employment, you will be entitled to participate in such benefit plans or programs of the Company, if any, as may be made available from time to time by the Company to its employees generally, subject to the terms of any applicable benefit plan or program documents. Standard Company benefits currently include: medical insurance, paid time off (PTO), 401(k), Employee Stock Purchase Plan (ESPP), and holidays. Details about these benefits are provided in the Employee Handbook, Summary Plan Descriptions, and other benefit plan or program documents, which are available for your review. Eiger may change your compensation and benefits from time to time in its sole discretion.
The Company will grant to you nonstatutory stock options to purchase up to 170,000 shares of the Company’s common stock pursuant to and in accordance with the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”), and applicable award agreement containing the terms and conditions of the grant (the “Options”). The exercise price of the Options will be the last closing price of the Company’s common shares immediately prior to the approval of the grant by the Compensation Committee of the Board. Provided that you remain employed by the Company in good standing as of such date, Options covering 113,900 shares of the Company’s common stock will vest upon the earlier to occur of (i) the six (6)-month anniversary of the

Effective Date or (ii) the Company’s appointment of a full-time non-interim Chief Executive Officer of the Company. The remaining Options covering 56,100 shares of the Company’s common stock will vest in six (6) equal monthly installments, following the Effective Date, in each case subject to your Continuous Service (as defined in the Plan) through the applicable vesting date. The terms of the Plan and the Options award agreements provide that so long as you have no interruption in your Continuous Service (as defined in the Plan), your Options will continue to vest. Company acknowledges that your continuing service on the Board without interruption following the termination of your employment as Interim Chief Executive Officer of the Company constitutes Continuous Service without interruption (the “Modified Service Rule”). Notwithstanding the foregoing, upon the consummation of a Change in Control (as defined in the Plan) within one (1) year of the Effective Date and prior to any termination of your Continuous Service (as defined in the Plan but subject to the Modified Service Rule), all of the then-unvested portion of the Options shall vest. In the event of your termination of employment by the Company for any reason other than for Cause and the termination of your Continuous Service (as defined in the Plan), both of which occur prior to the two (2)-year anniversary of the Effective Date, notwithstanding anything to the contrary in the Plan, the vested portion of the Options shall remain exercisable until the earliest of (y) one (1) year following the date of your termination of Continuous Service (as defined in the Plan), and (z) the expiration of the stated term of the Options pursuant to the applicable award agreement. Except as otherwise provided herein, in the event of your termination of employment for any reason, the portion of the Options that have not then become vested and exercisable shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. The Options shall be subject to the terms and conditions in the Plan and the applicable award agreement.
Term of Employment
You will be employed by the Company pursuant to the terms of this Agreement for a term of six (6) months (“Initial Term”), commencing as of December 14, 2022 (the “Effective Date”). Upon the expiration of the Initial Term and each Renewal Term, provided that your employment has not previously terminated, the term of this Agreement shall be automatically extended for successive three (3)-month periods (each, and together, a “Renewal Term”); provided, however, that either you or the Company may elect not to extend this Agreement by giving written notice to the other party at least one (1) week prior to any such renewal date, in which case this Agreement shall terminate at the end of the Initial Term or such Renewal Term, as applicable. Notwithstanding the foregoing, you or Eiger may terminate your employment with Eiger at any time. The period of time between the Effective Date and the termination of your employment hereunder (including the Initial Term and any Renewal Term) shall be referred to in this Agreement as the “Term of Employment.”
Payments upon Termination
Upon termination of your employment for any reason, you shall be paid all accrued but unpaid base salary through the date your employment terminates, reimbursement for ordinary and necessary business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation as of the date your employment terminates. Except as otherwise provided in this Agreement with respect to continued vesting subject to your Continuous Service, any unvested Company equity awards that you hold, including, but not limited to, any unvested options, shall terminate as of your termination date.

In addition, solely in the event that your employment is terminated by the Company without Cause or by you with Good Reason, subject to the immediately succeeding paragraph, you will be entitled to severance pay in an amount equal to your then-current base salary for a period equal to the Term of Employment, up to a maximum of twelve (12) months and subject to a minimum of six (6) months (“Severance”). The Severance will be paid in the form of salary continuation, less applicable payroll deductions and withholdings, in accordance with the Company’s regular payroll schedule. For the avoidance of doubt, in no event will you be entitled to any severance if there exists a basis (as determined by the Board in its reasonable judgment) to terminate your employment for Cause as of the date of termination. The Severance is in lieu of, and not in addition to, any severance or similar payments or benefits to which you may be entitled in the event of termination of employment pursuant to any plan, program, policy, or practice of the Company or any of its affiliates.
Your receipt of the Severance is conditional upon your compliance with your obligations to the Company and its affiliates (including without limitation under this Agreement and any other agreement with the Company or any of its affiliates) and your delivering to the Company a general release of claims in favor of the Company and related persons and entities in a form acceptable to the Company (including without limitation such provisions as nondisclosure and non-disparagement as the Company deems advisable) such that it becomes effective (with all revocation periods having expired without exercise) within 30 days following your termination date. If you breach any of your obligations to the Company or any of its affiliates (including without limitation under this Agreement or any other agreement with the Company or any of its affiliates), in addition to any other remedies that may be available, you (i) will immediately return to the Company any portion of the Severance that has been paid to you, and (ii) will be entitled to no further Severance.
Definitions
For purposes of this Agreement, “Cause” shall mean that in the reasonable determination of the Board, you (i) commit, are indicted for, plead guilty to, or plead nolo contendere to any crime involving moral turpitude or any felony, (ii) participate in any fraud against the Company or any of its affiliates, (iii) willfully breach your duties to the Company or any of its affiliates, (iv) wrongfully disclose any trade secrets or other confidential information of the Company or any of its affiliates, or (v) breach any provision of this Agreement, any other agreement entered into with the Company or any of its affiliates, or any policy, rule, regulation, or code of the Company or any of its affiliates.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) during the Initial Term, relocation of your principal place of employment of over 35 miles from your then-current principal place of employment immediately prior to such relocation; (ii) a reduction in your base salary or Bonus target percentage of base salary, unless the salaries or bonus target percentages of all other senior executive officers of the Company are correspondingly and proportionately reduced; or (iii) a Change in Control (as defined in the Plan) occurs and the Company or its successor, as applicable, expressly repudiates and fails to perform this Agreement. You cannot terminate your employment for Good Reason unless (i) you have provided written notice to the Company of the existence of the circumstances that you allege provide grounds for termination for Good Reason within thirty (30) days after the existence of such event, (ii) the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances but fails to materially cure such circumstances, and (iii) you resign and actually terminate your employment within thirty (30) days after the end of such cure period. Failure to comply with the immediately preceding sentence shall result in any claim of Good Reason to be irrevocably waived by you.
Protection of Confidential Information
You acknowledge and agree that the Company and its affiliates, in the course of performing their business activities, acquire and develop Confidential Information (as defined below) that provides the Company and its affiliates with a business advantage and that you have developed and been provided with, and will develop and be provided with, such Confidential Information during employment or other relationship with the Company or its affiliates. You agree that you will not, directly or indirectly, at any time, use (whether on your own behalf or on behalf of any other person or entity) or disclose (to any person or entity) any Confidential Information, except as may be required to perform your duties in good faith to the Company during your employment or other engagement with the Company or as may be required by law. “Confidential Information” means all confidential, proprietary, or non-public information (whether in written, electronic, or other form) of the Company or any of its affiliates (including without limitation any predecessors thereof), or third parties with whom the Company or its affiliates do business, including without limitation trade secrets; business information; information regarding the assets and affairs of the Company or its affiliates; financial information; operating methods or strategies; marketing plans or strategies; competitive know-how; processes; designs; formulas; developmental or experimental work; forecasts; client lists or other client-related information of any kind; and any other information of a similar nature not already in the public domain. Confidential Information also includes any information in relation to which the Company or any of its affiliates owes a duty of confidentiality. Confidential Information shall not include any information that is in or enters the public domain, or is or becomes generally known in the industry in which the Company operates, other than by disclosure by you or any other person or entity in violation of any confidentiality or other obligation. You will take all reasonable and necessary precautions to prevent disclosure of Confidential Information to unauthorized persons or entities and will use your best efforts to ensure that a third party does not disclose any Confidential Information. In the event you are required by law to disclose Confidential Information, you will (unless prohibited by law) (i) immediately (and prior to such disclosure) notify the Company and cooperate with the Company in any efforts by the Company to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that you are advised by written opinion of counsel is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment.
In addition, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have no duties or obligations to any person or entity, by agreement or otherwise, that will prevent or impair your ability to enter into, and fully perform your duties and responsibilities under, this Agreement.
Protection of Intellectual Property

You represent and warrant that there are no Inventions that you have, alone or jointly with others, made prior to the commencement of your employment or other relationship with the Company or its affiliates that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). Notwithstanding the foregoing, if, in the course of your employment or other relationship with the Company or its affiliates, you incorporate a Prior Invention into a product, process, or machine of the Company or its affiliates, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, sell, and otherwise use such Prior Invention, in any manner, for any purpose, and in any medium. Notwithstanding the foregoing, you agree that you will not incorporate, or permit to be incorporated, Prior Inventions in any Company IP (defined below) without the Company’s prior written consent.
Subject to your agreement below to assign all of your right, title, and interest in and to any particular Company IP to a third party (including without limitation the United States) as directed by the Company, and except for the Prior Inventions and those Inventions that qualify fully under the provisions of California Labor Code 2870 (as set forth in Exhibit 1), you agree that all Inventions and Proprietary Rights that (i) are created or otherwise arise during the term of your employment or other engagement with the Company, (ii) are created as a result of, or otherwise arise in connection with, use of the Company’s or its affiliates’ facilities, equipment, trade secrets, or other resources, or (iii) otherwise relate to your employment or the work that you perform for the Company or its affiliates, whether before, on, or after the Effective Date (all such Inventions and Proprietary Rights, collectively, the “Company IP”), shall be the sole and exclusive property of the Company. All Company IP that is created by you and that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company. With respect to that Company IP that is not considered a “work made for hire,” you hereby assign to the Company and agree to assign to the Company in the future (when any such Company IP is first reduced to practice or first fixed in a tangible medium, as applicable), without any requirement of further consideration, all your right, title, and interest in and to any and all such Company IP and all moral rights in connection therewith. To the extent such moral rights cannot be assigned under applicable law, you hereby waive such moral rights and consent to any action of the Company that would violate such moral rights in the absence of such consent. You will, at the Company’s request, promptly execute a written assignment to the Company of any such Company IP and take any and all other actions that the Company deems necessary or desirable to permit the Company to further evidence or perfect the assignments. If any Company IP incorporates any technology or right that is owned or licensed by you and that is not assigned to the Company under this Agreement (the “Excluded IP”), you hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, fully transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, sell, and otherwise use such Excluded IP, in any manner, for any purpose and in any medium. You also will preserve all Company IP as part of the Confidential Information of the Company.
You will promptly and fully disclose in writing to the Company all Inventions and Proprietary Rights during your employment or other engagement with the Company or any of its affiliates and for one (1) year after such employment or other engagement concludes, including any that may be considered Excluded IP. You agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain, and from time to time enforce patents, copyrights, and other rights and protections relating to Company IP in the United States or any other country.
You also agree to assign all of your right, title, and interest in and to any particular Company IP to a third party, including without limitation the United States, as directed by the Company.
You represent and warrant that (i) the Company IP assigned or licensed by you hereunder will be entirely created by and wholly original with and to you, or shall be in the public domain, (ii) the Company IP assigned or licensed by you hereunder does not and will not infringe upon, misappropriate, or otherwise violate any third party’s intellectual property or other rights, (iii) the use of the Company IP assigned or licensed by you hereunder, by the Company, its affiliates, or their respective employees, representatives, distributors, or agents will not infringe, misappropriate, or otherwise violate any intellectual property or other right of any third party, and (iv) you shall obtain any authorizations necessary to allow the Company to, and the Company shall possess all rights necessary to, fully exploit the Company IP.
For purposes of this Agreement, “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, mask work, and other intellectual property rights throughout the world. For purposes of this Agreement, “Inventions” shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques.
Return of Property
Upon the termination of the Term of Employment, or upon the earlier request of the Company, you will return to the Company all property of the Company or any of its affiliates in your possession, custody, or control, including without limitation documents, data, and equipment (and any copies thereof) of any nature and in whatever medium and will not keep any such property, whether or not it contains or pertains to any Company IP or Confidential Information.
Non-Disparagement
During and after the Term of Employment, neither you nor any person acting on your behalf shall disparage or cause to be disparaged, whether directly or indirectly, the Company or its affiliates, or any of their products, services, officers, directors, partners, members, owners, or employees, in any forum or through any medium of communication.
Permitted Disclosures
Nothing in this Agreement or otherwise shall prohibit you from (i) reporting possible violations of federal law or regulation to any government agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) supplying truthful information to any government authority or in response to any lawful subpoena or other legal process, (iii) disclosing the details relating to a claim of discrimination, retaliation, or harassment, or (iv) disclosing or discussing conduct with respect to a sexual assault dispute or sexual harassment dispute (to the extent prohibited by the Speak Out Act). In addition, notwithstanding anything in this Agreement or otherwise, in accordance with the Defend Trade Secrets Act of 2016, (i) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.
Remedies
You acknowledge and agree that in the event that you breach any of the provisions in the sections of this Agreement labeled Protection of Confidential Information, Protection of Intellectual Property, Return of Property, or Non-Disparagement (collectively, “Specified Sections”), the Company and its affiliates shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it or they may be entitled, as well as the costs and reasonable legal fees it or they incur in enforcing its or their rights. You further acknowledge and agree that any claim you may have against the Company or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in the Specified Sections, and the circumstances of the termination of your employment or other relationship with the Company will have no impact on your obligations under the Specified Sections. If any covenants set forth in this Agreement are deemed invalid or unenforceable for any reason, it is the intention of you and the Company that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. You further agree that each of the Company’s affiliates is a beneficiary of the restrictions set forth in the Specified Sections and may enforce the Specified Sections. You further agree that the restrictions set forth in the Specified Sections are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, return of property, non-disparagement, or other restrictive covenants by which you may be bound in favor of the Company or any of its affiliates.
Cooperation
You agree that during and following the Term of Employment, you will cooperate fully with the Company and its affiliates as to any and all claims, controversies, disputes, or complaints of which you have any knowledge or that may relate to you or your employment or other relationship with the Company or its affiliates. Company will reimburse you for any reasonable out-of-pocket expenses incurred, following the Term of Employment and with the advance written approval of the Company, pursuant to your duties under this paragraph. Such cooperation includes but is not limited to providing the Company and its affiliates with all information known to you related to such claims, controversies, disputes, or complaints. Company will consider your reasonable professional and personal commitments made known to it by you and endeavor to schedule such cooperation required under this paragraph (to the extent it is able to control such scheduling) at times that will not unreasonably interfere with such commitments.
Section 409A
It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9),

and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including without limitation for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your “separation from service” within the meaning of Code Section 409A to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon such separation from service set forth herein or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (within the meaning of Code Section 409A) with the Company, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.
Notice
Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person or by e-mail (or similar electronic transmission), on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid. If to you, the notice, request, or other communication must be addressed and sent to you at your residential or e-mail address as then on file with the Company. If to the Company, the notice, request, or other communication must be addressed to the General Counsel, Eiger BioPharmaceuticals, Inc., 2155 Park Boulevard, Palo Alto, California 94306 and legal@eigerbio.com. You or the Company may change your or its, as applicable, address(es) provided in this paragraph by notice provided in accordance with this paragraph.
Governing Law
This Agreement shall be governed by, subject to, and construed under the laws of the State of Delaware irrespective of any otherwise applicable principles of conflicts of law.
Arbitration
You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, interpretation, or otherwise of this Agreement, your employment or other relationship with the Company or any of its affiliates (including without limitation any disputes or claims arising out of state or federal discrimination laws (excluding any sexual assault dispute or sexual harassment dispute to the extent prohibited by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021), and any disputes or claims against any officers, directors, managers, partners, members, owners, employees, or other representatives of the Company or any of its affiliates), or the termination of your employment or other relationship with the Company or any of its affiliates, whether arising before, on, or after the Effective Date, shall be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration conducted by JAMS or its successor, under JAMS’ then-applicable rules and procedures for employment disputes before a single neutral arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). In addition, all claims, disputes, or causes of action covered under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, collective, or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative, collective, or class proceeding. To the extent that the preceding sentences regarding class, collective, or representative claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought as a class, collective, or representative proceeding shall proceed in a court of law (as described in the following paragraph) rather than by arbitration. This paragraph shall not apply to any action or claim that is determined cannot be subject to mandatory arbitration as a matter of law. In the event you or the Company intends to bring multiple claims, including one or more claims that are determined cannot be subject to mandatory arbitration as a matter of law, the claim or claims that are determined cannot be subject to mandatory arbitration as a matter of law may be publicly filed with a court (as described in the following paragraph), while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to obtain in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. The parties shall be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding, except to the extent that applicable law provides for the shifting or the recovery of such fees and costs. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitration will be conducted in accordance with the Federal Arbitration Act, and any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
Any action or claim that is determined cannot be subject to arbitration as a matter of law, and any claim for injunctive relief to prevent irreparable harm pending the conclusion of any arbitration, must be brought exclusively in the state or federal courts covering the State of Delaware, and each of you and the Company consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue laid therein.

For the avoidance of doubt, any other agreement between you and the Company or any of its affiliates, whether or not referenced in this Agreement, will be subject to the governing law, dispute resolution, and related provisions of such agreement. Without limiting the foregoing, the Employee Confidential Information and Inventions Assignment Agreement that you sign as a condition of your employment (as described below) will be subject to the governing law, dispute resolution, and related provisions of such agreement, except that, notwithstanding anything therein to the contrary, if you and the Company or any of its affiliates are or become involved in or file any proceeding arising under any non-competition, non-solicitation, protection of confidential information or intellectual property, return of property, non-disparagement, or other restrictive covenant obligations in any federal or state court located in Delaware, any similar claims or claims arising under similar provisions of any agreement (including without limitation any claims under the Employee Confidential Information and Inventions Assignment Agreement) may be brought in (and each party agrees, upon the request of the other party, to bring or further pursue such claims only in) such state or federal court located in Delaware. You and the Company agree that a federal or state court located in Delaware is an appropriate forum for any such claims. You and the Company hereby consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waive any objection to venue laid therein.
WAIVER OF JURY TRIAL
YOU AND THE COMPANY HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY (AND WITH RESPECT TO ANY DISPUTE OR CLAIM SUBJECT TO ARBITRATION UNDER THIS AGREEMENT, ALSO WAIVE THE RIGHT TO A TRIAL IN COURT) WITH RESPECT TO ANY DISPUTES, CLAIMS, OR CAUSES OF ACTION (WHETHER STATUTORY, COMMON LAW, OR OTHERWISE) ARISING FROM OR RELATING TO THE ENFORCEMENT, BREACH, PERFORMANCE, INTERPRETATION, OR OTHERWISE OF THIS AGREEMENT, YOUR EMPLOYMENT OR OTHER RELATIONSHIP WITH THE COMPANY OR ANY OF ITS AFFILIATES, OR THE TERMINATION OF YOUR EMPLOYMENT OR OTHER RELATIONSHIP WITH THE COMPANY OR ANY OF ITS AFFILIATES.
Miscellaneous
This offer is contingent upon satisfactory proof of your right to work in the United States. You will also be expected to abide by the policies, rules, regulations, and codes of the Company and its affiliates as they may be in effect from time to time, including without limitation the Company’s Employee Handbook, as a condition of your employment. You acknowledge that you are aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to you in compliance therewith. You acknowledge and agree that you will be subject to any other clawback policy that may be adopted by the Board before or during the Term of Employment. As a condition of your employment, you are also required to sign the Company’s Employee Confidential Information and Inventions Assignment Agreement.
This Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement, and any agreements governing your equity awards, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including but not limited to the Consulting Agreement between the Company and Medallion Biopharma

Consulting, LLC dated October 24, 2022 except as to those provisions which survive termination. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an authorized officer of the Company.
This Agreement (i) may be modified or waived only by a writing signed by both you and an authorized officer of the Company, (ii) shall be binding upon and inure to the benefit of you and the Company and your and its respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, (iii) is not assignable or transferable by you, but is assignable and transferable (in whole or in part) by the Company to an affiliate or successor of the Company, and (iv) may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The terms of this Agreement are severable, and the invalidity of any provision of this Agreement shall not affect the validity of any other provision. All invalid provisions shall be deemed severed. This Agreement should not be construed for or against any party. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
Please sign and date this Agreement below if you wish to accept these terms to govern your employment at Eiger. We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
/s/ Tom Dietz
Tom Dietz, Ph.D.
Chair, Board of Directors

Accepted and agreed:

/s/ David Apelian, M.D., Ph.D.	01/09/2023
David Apelian	Date

Exhibit 1

California Labor Code § 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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